Exhibit 10.4

Southern Operating Companies

FERC Electric Tariff

Fourth Revised Volume No.5

First Revised

Service Agreement No. 483

Issued by:

Brian L. Ivey

Vice President

Issued on:

March 13, 2008

Effective:

January 1, 2008

AGREEMENT FOR

NETWORK INTEGRATION TRANSMISSION SERVICE

FOR

FLORIDA PUBLIC UTILITIES COMPANY

UNDER

SOUTHERN COMPANIES'

OPEN ACCESS TRANSMISSION TARIFF

(OASIS REFERENCE NO. 727522)

1.0

This Service Agreement, dated as of December 27, 2007, is entered into by and between SOUTHERN COMPANY SERVICES, INC., as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, and Mississippi Power Company (collectively, "Transmission Provider" or "Southern Companies"), and FLORIDA PUBLIC UTILITIES COMPANY ("FPU" or "Transmission Customer").

2.0

The Transmission Customer has been determined by the Transmission Provider to have a completed Application for Network Integration Transmission Service under Southern Companies' Open Access Transmission Tariff ("Tariff').

3.0

Service under this Service Agreement shall commence on the later of: (1) the requested service commencement date; (2) the date on which construction of any Direct Assignment Facilities and/or Network Upgrades are completed; or (3) such other date as it is permitted to become effective by the Commission. Service under this Service Agreement shall terminate on such date as mutually agreed upon by the parties.

4.0

The Transmission Provider agrees to provide and the Transmission Customer agrees to take and pay for Network Integration Transmission Service in accordance with the provisions of the Tariff and this Service Agreement, as they may be amended from time to time.

5.0

Any notice or request made to or by either party regarding this Service Agreement shall be made to the representative of the other party as indicated below.

Transmission Provider:

Manager, Transmission Services

Bin 13N-8812

Southern Company Services, Inc.

P. O. Box 2641

Birmingham, Alabama 35291-8812

Transmission Customer:

Don Myers

General Manager, Northwest Florida Division

Florida Public Utilities

P.O. Box 610

Marianna, FL 32447

Each party may modify its designated representative upon written notification to the other party.

6.0

The Tariff, Specifications for Network Integration Transmission Service, and the Network Operating Agreement are incorporated herein and made a part hereof.

IN WITNESS WHEREOF, the parties have caused this Service Agreement to be executed by their respective authorized officials.

Southern Company Services, Inc.,

As Agent For

Alabama Power Company

Georgia Power Company

Gulf Power Company

Mississippi Power Company

By:

/s/Brian Ivey

Title: V.P.

Date:

06/03/08

Florida Public Utilities Company,

By:

/s/ C. L. Stein

Title: Senior Vice President and COO Date:

05/29/08

C.L. Stein

SPECIFICATIONS

FOR

NETWORK INTEGRATION

TRANSMISSION SERVICE

1.

Term of Service: Ten (10) years.

Start Date:

The actual start date will be determined pursuant to Section 3.0 of the Network Integration Transmission Service Agreement. The requested service commencement date is January 1, 2008.

Termination Date: December 31, 2017.

2.

Description of capacity and/or energy to be transmitted by the Transmission Provider (including identification of electric control area in which the transaction originates).

The Transmission Provider will transmit the generation services identified within the Agreement for Generation Services ("Power Supply Agreement"), as defined in Section 3 below. Such services shall be provided by generation resources that reside within the control area of the Southern Company, unless otherwise designated by the counterparties to the Power Supply Agreement.

The Transmission Provider will receive energy from the Transmission Customer's Network Resources (as defined in Section 3 below). The Transmission Provider shall deliver such energy to the Transmission Customer's Network Load (as defined in Section 4 below), less Electrical Losses.

Electrical Losses shall be the sum of the applicable Transmission, and Distribution Substation Losses. Transmission Losses shall be based on Section 28.5 of the Tariff. Distribution Substation Losses shall be 0.48%.

3.

Network Resources:

The capacity and energy purchased by Transmission Customer from Gulf Power Company ("Gulf') pursuant to the Agreement for Generation Services between Gulf and Transmission Customer dated as of December 28, 2006, as amended ("Power Supply Agreement").

4.

Network Load

For purposes of this Service Agreement, Transmission Customer's Network Load shall consist of the electrical loads at the delivery points set forth in Attachment A to these Specifications ("Delivery Points").

The voltage levels at which Transmission Customer shall receive Network Integration Transmission Service at each of the Delivery Points are shown on Attachment A to these Specifications.

Information pertaining to the Transmission Customer's Network Load, the Delivery Points and associated voltage levels, as well as Transmission Customer's Network Load forecasts will be updated annually by the Transmission Customer in accordance with the Tariff.

5.

Designation of any party subject to reciprocal service obligation:

Transmission Customer is subject to the reciprocal service obligation.

6.

Network Integration Transmission Service is subject to some combination of the charges detailed below. The appropriate charges will be determined in accordance with the terms and conditions of the Tariff.

6.1

Network Integration Transmission Service Charge(s). Service at the Bulk Transmission Level shall be determined in accordance with Attachment H of the Tariff.

6.2

Network Integration Transmission Service Charge(s). If applicable, service at the 44/46 KV Level shall be determined in accordance with Attachment H of the Tariff.

6.3

System Impact and/or Facilities Study Charge(s): N/A

6.4

Direct Assignment Facilities Charge(s): No charges for direct assignment facilities are required to initiate the requested Network Integration Transmission Service. Any future charges for direct assignment facilities will be determined in accordance with the Tariff and governing FERC policy.

6.5

Ancillary Services Charge(s): The Transmission Customer shall purchase from the Transmission Provider, and shall be charged for, Scheduling, System Control and Dispatch Service and Reactive Supply and Voltage Control from Generation Sources Service consistent with the terms of the Tariff. Provided, however, as long as the Power Supply Agreement is in effect, Transmission Customer shall receive from the Transmission Provider monthly credits for the reactive supply and voltage control supplied to the Transmission Provider from the portions of the generating resources of Gulf Power from which Transmission Customer purchases and pays for output pursuant to the Power Supply Agreement. The amount of such credits shall be computed at the monthly rate for Reactive Supply and Voltage Control from Generation Sources Service set forth in Schedule 2 of the Tariff applied to the portion of Transmission Customer's 12 CP demand served by purchases from Gulf Power under the Power Supply Agreement.

Consistent with the Tariff, the Transmission Customer must either purchase Regulation and Frequency Response Service, Energy Imbalance Service, Operating Reserve - Spinning Reserve Service, and Operating Reserve Supplemental Reserve Service from the Transmission Provider or make alternative comparable arrangements to satisfy its obligations for these services. Charges for such purchases from the Transmission Provider shall be consistent with the terms of the Tariff. It is the understanding of the parties to the immediate NITSA that these services are covered by and provided under the Power Supply Agreement identified in Section 3 above so long as the Transmission Customer's Network Load is entirely served under that Power Supply Agreement.

6.6

Redispatch Charge(s): Determined pursuant to the NOA and Section 34.4 of the Tariff.

6.7

Distribution Facilities Charge(s): The parties agree that the monthly charge associated with delivery that utilizes any distribution facilities of Gulf Power Company shall be based on the actual financial cost net of accrued depreciation at the time of this Service Agreement of the facilities used to serve the applicable points of delivery, as carried on the books of account. The distribution facilities charge(s) shall be set forth in Attachment B.

ATTACHMENT A

DELIVERY POINTS AND VOLTAGE LEVELS

Delivery Point	Voltage Level (in kv)
Altha	12.47
Blountstown	12.47
Caverns Road	12.47
Chipola	12.47
Marianna	12.47
South Marianna	12.47

ATTACHMENT B

DISTRIBUTION FACILITIES CHARGES

FPU will be billed $77,741.80 per month for the period January 1, 2008 through October 31, 2009 and FPU will be billed $79,472.26 per month for the period November 1, 2009 through December 31, 2017 for the distribution substation facilities at the delivery points used for the delivery of the Customer's electric energy from Southern Company Services, Inc., as agent for Alabama Power Company, Georgia Power Company, Gulf Power Company, and Mississippi Power Company (collectively, "Southern Companies"). FPU will also pay $155 per applicable delivery point, per month for meter reading and processing. If, as a result of growth or changes to the Transmission Customer's Network Loads, the Transmission Provider determines that increases in capacity of the delivery points or additional delivery points or other distribution facility changes are needed, the Transmission Provider will meet to discuss these changes with the Transmission Customer with the intent of reaching agreement for the needed changes. In the event that the Transmission Customer and Transmission Provider are unable to reach full agreement, the Transmission Provider shall have the right to make a Section 205 filing proposing an adjustment to the Distribution Facility Charge in accordance with the Commission's regulation. Transmission Customer also reserves the right to bring a complaint pursuant to Section 206 to challenge the justness and reasonableness of the distribution substation facilities charge.